UWHARRIE CAPITAL CORP





                                 January 1, 1999



Dear Subscriber or Potential Subscriber:

      Thank you for your interest in Uwharrie Capital Corp. As you know, since September 21, 1998, your Company commenced an offering of a minimum of 300,000 and maximum of 850,000 shares of its common stock at a purchase price of $5.50 per share pursuant to its Prospectus, dated September 21, 1998 (the "Offering"). I am pleased to announce that effective December 31, 1998, the Board of Directors extended the Offering until subscriptions have been accepted for all of the shares offered, or 5:00 p.m. Eastern Time on March 31, 1999, whichever is earlier.

      As of January 1, 1999, your Company had received subscriptions for 518,114 shares leaving 331,886 shares to be sold in the extension of the Offering. On that same date, the Company obtained the proceeds from those subscriptions, $2,849,627, and are applying those proceeds for proper uses in the operations of the Company.

      If you have any questions or would like additional copies of the Prospectus to disperse among your friends and colleagues, please feel free to contact the Company's Stock Information Center at (704) 982-4415. In addition, a copy of the Company's Annual Report for 1998 on Form 10-K will be forwarded without charge to any shareholder, subscriber, or potential subscriber, upon his or her written request to the Company at Uwharrie Capital Corp, Post Office Box 338, Albemarle, North Carolina 28002-0338.

                                          Sincerely,

                                          UWHARRIE CAPITAL CORP

                                          /s/  ROGER L. DICK
                                          -------------------
                                          Roger L. Dick
                                          President/ Chief Executive Officer

                              UWHARRIE CAPITAL CORP





                                 January 1, 1999



Dear Shareholder or Potential Subscriber:

      Thank you for your interest in Uwharrie Capital Corp. As you know, since September 21, 1998, your Company commenced an offering of a minimum of 300,000 and maximum of 850,000 shares of its common stock at a purchase price of $5.50 per share pursuant to its Prospectus, dated September 21, 1998 (the "Offering"). I am pleased to announce that effective December 31, 1998, the Board of Directors extended the Offering until subscriptions have been accepted for all of the shares offered, or 5:00 p.m. Eastern Time on March 31, 1999, whichever is earlier.

      As of January 1, 1999, your Company had received subscriptions for 518,114 shares leaving 331,886 shares to be sold in the extension of the Offering. On that same date, the Company obtained the proceeds from those subscriptions, $2,849,627, and are applying those proceeds for proper uses in the operations of the Company.

      If you have any questions or would like additional copies of the Prospectus to disperse among your friends and colleagues, please feel free to contact the Company's Stock Information Center at (704) 982-4415. In addition, a copy of the Company's Annual Report for 1998 on Form 10-K will be forwarded without charge to any shareholder, subscriber, or potential subscriber, upon his or her written request to the Company at Uwharrie Capital Corp, Post Office Box 338, Albemarle, North Carolina 28002-0338.

                                          Sincerely,

                                          UWHARRIE CAPITAL CORP

                                          /s/ ROGER L. DICK
                                          ------------------
                                          Roger L. Dick
                                          President/ Chief Executive Officer